UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

TriVascular Technologies, Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

89685A102

(CUSIP Number)

April 22, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐            Rule 13d-1(b)
☒           Rule 13d-1(c)
☐            Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89685A102	13G	Page 2 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring Global Partners VI-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89685A102	13G	Page 3 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring Global Partners VI-C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89685A102	13G	Page 4 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring General Partner VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89685A102	13G	Page 5 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring GP VI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 89685A102	13G	Page 6 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring Opportunities II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89685A102	13G	Page 7 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring Opportunities II-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89685A102	13G	Page 8 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring Opportunities General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89685A102	13G	Page 9 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring Opportunities General Partner II-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89685A102	13G	Page 10 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring Opportunities GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 89685A102	13G	Page 11 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Greenspring Associates, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware corporation
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 89685A102	13G	Page 12 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) C. Ashton Newhall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 89685A102	13G	Page 13 of 23 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) James Lim
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,250,000
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 1,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 89685A102	13G	Page 14 of 23 Pages

Item 1(a).       Name of Issuer:

TriVascular Technologies, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

3910 Brickway Blvd., Santa Rosa, CA 95403.

Item 2(a).	Names of Persons Filing:

This statement is being filed by Greenspring Global Partners VI-A, L.P. (“GGP VI-A”); Greenspring Global Partners VI-C, L.P. (“GGP VI-C”); Greenspring General Partner VI, L.P. (“GGP VI GP”), which is the sole general partner of each of GGP VI-A and GGP VI-C; Greenspring GP VI, LLC (“GGP VI GP LLC”), which is the sole general partner of GGP VI GP; Greenspring Opportunities II, L.P. (“GO II”); Greenspring Opportunities II-A, L.P. (“GO II-A”); Greenspring Opportunities General Partner II, L.P. (“GO II GP”), which is the sole general partner of GO II; Greenspring Opportunities General Partner II-A, L.P. (“GO II-A GP”), which is the sole general partner of GO II-A; Greenspring Opportunities GP II, LLC (“GO II GP LLC”), which is the sole general partner of each of GO II GP and GO II-A GP; Greenspring Associates, Inc. (“Greenspring”), which is the managing member of each of GGP VI GP LLC and GO II GP LLC; C. Ashton Newhall (“Newhall”), a director of Greenspring; and James Lim (“Lim” and together with Newhall, the “Directors”), a director of Greenspring.  GGP VI-A, GGP VI-C, GGP VI GP, GGP VI GP LLC, GO II, GO II-A, GO II GP, GO II-A GP, GO II GP LLC, Greenspring and the Directors are sometimes referred to collectively herein as the “Reporting Persons”.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each Reporting Person is c/o Greenspring Associates, Inc., 100 Painters Mill Road, Owings Mills, MD 21117.

Item 2(c).	Citizenship:

Each of GGP VI-A, GGP VI-C, GGP VI GP, GO II, GO II-A, GO II GP and GO II-A GP is a Delaware limited partnership.  Each of GGP VI GP LLC and GO II GP LLC is a Delaware limited liability company.  Greenspring is a Delaware corporation.  Each of the Directors is a United States citizen.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value (“Common Stock”).

Item 2(e).	CUSIP Number:

89685A102.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 89685A102	13G	Page 15 of 23 Pages

Item 4.            Ownership.

(a)
Amount Beneficially Owned: GGP VI-A is the record owner of 445,364 shares of Common Stock as of April 22, 2014 (the “VI-A Shares”).  GGP VI-C is the record owner of 179,636 shares of Common Stock as of April 22, 2014 (the “VI-C Shares” and together with the VI-A Shares, the “GGP VI Shares”).  As the sole general partner of each of GGP VI-A and GGP VI-C, GGP VI GP may be deemed to own beneficially the GGP VI Shares.  As the sole general partner of GGP VI GP, GGP VI GP LLC likewise may be deemed to own beneficially the GGP VI Shares.

GO II is the record owner of 441,744 shares of Common Stock as of April 22, 2014 (the “II Shares”).  As the sole general partner of GO II, GO II GP may be deemed to own beneficially the II Shares.  GO II-A is the record owner of 183,256 shares of Common Stock as of April 22, 2014 (the “II-A Shares” and together with the II Shares, the “GO II Shares” and, together with the GGP VI Shares, the “Shares”).  As the sole general partner of GO II-A, GO II-A GP may be deemed to own beneficially the II-A Shares.  As the sole general partner of each of GO II GP and GO II-A GP, GO II GP LLC may be deemed to own beneficially the GO II Shares.

As the managing member of each of GGP VI GP LLC and GO II GPP LLC, Greenspring may be deemed to own beneficially the Shares.  As directors of Greenspring, the Directors may likewise be deemed to own beneficially the Shares.

By virtue of their relationship as affiliated entities, whose controlling entities have substantially overlapping controlling persons, each of GGP VI-A, GGP VI-C, GGP VI GP, GGP VI GP LLC, GO II, GO II-A, GO II GP, GO II-A GP and GO II GP LLC may be deemed to share the power to direct the disposition and vote of the Shares.

(b)
Percent of Class:  See Line 11 of cover sheets.  The percentages set forth on the cover sheet for each Reporting Person are calculated based on 19,329,155 shares of Common Stock reported by the Issuer to be outstanding after its initial public offering in the Issuer’s prospectus as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) on April 17, 2014.

 (c)           Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Line 5 of cover sheets.

(ii)	shared power to vote or to direct the vote: See Line 6 of cover sheets.

(iii)	sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

(iv)	shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

Each Reporting Person disclaims beneficial ownership of such securities except for the shares, if any, such Reporting Person holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

Not applicable.

CUSIP No. 89685A102	13G	Page 16 of 23 Pages

Item 6.            Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.            Identification and Classification of Members of the Group.

Not applicable.  The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b).

Item 9.            Notice of Dissolution of Group.

Not applicable.

Item 10.         Certification.

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d–1(c).

Material to be Filed as Exhibits.

Exhibit 1 – Agreement regarding filing of joint Schedule 13G.

Exhibit 2 – Power of Attorney regarding filings under the Securities Exchange Act of 1934, as amended.

CUSIP No. 89685A102	13G	Page 17 of 23 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:               May 2, 2014

GREENSPRING GLOBAL PARTNERS VI-A, L.P.

By:	GREENSPRING GENERAL PARTNER VI, L.P.
General Partner

By:	Greenspring GP VI, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING GLOBAL PARTNERS VI-C, L.P.

By:	GREENSPRING GENERAL PARTNER VI, L.P.
General Partner

By:	Greenspring GP VI, LLC
General Partner
By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING GENERAL PARTNER VI, L.P.

By:	Greenspring GP VI, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

CUSIP No. 89685A102	13G	Page 18 of 23 Pages

GREENSPRING GP VI, LLC

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING OPPORTUNITIES II, L.P.

By:	GREENSPRING OPPORTUNITIES GENERAL PARTNER II, L.P.

By:	Greenspring Opportunities GP II, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING OPPORTUNITIES II-A, L.P.

By:	GREENSPRING OPPORTUNITIES GENERAL PARTNER II-A, L.P.

By:	Greenspring Opportunities GP II, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING OPPORTUNITIES GENERAL PARTNER II, L.P.

By:	Greenspring Opportunities GP II, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

CUSIP No. 89685A102	13G	Page 19 of 23 Pages

GREENSPRING OPPORTUNITIES GENERAL PARTNER II-A, L.P.

By:	Greenspring Opportunities GP II, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING OPPORTUNITIES GP II, LLC

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING ASSOCIATES, INC.

By:                              *
Eric Thompson
Chief Financial Officer

                             *
C. Ashton Newhall

                             *
James Lim

*By:        /s/ Eric Thompson
Eric Thompson
As attorney-in-fact

This Schedule 13G was executed by Eric Thompson on behalf of C. Ashton Newhall and James Lim pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

CUSIP No. 89685A102	13G	Page 20 of 23 Pages

EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of TriVascular Technologies, Inc.

EXECUTED this 2nd day of May, 2014.

GREENSPRING GLOBAL PARTNERS VI-A, L.P.

By:	GREENSPRING GENERAL PARTNER VI, L.P.

By:	Greenspring GP VI, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING GLOBAL PARTNERS VI-C, L.P.

By:	GREENSPRING GENERAL PARTNER VI, L.P.

By:	Greenspring GP VI, LLC
General Partner
By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING GENERAL PARTNER VI, L.P.

By:	Greenspring GP VI, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

CUSIP No. 89685A102	13G	Page 21 of 23 Pages

GREENSPRING GP VI, LLC

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING OPPORTUNITIES II, L.P.

By:	GREENSPRING OPPORTUNITIES GENERAL PARTNER II, L.P.

By:	Greenspring Opportunities GP II, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING OPPORTUNITIES II-A, L.P.

By:	GREENSPRING OPPORTUNITIES GENERAL PARTNER II-A, L.P.

By:	Greenspring Opportunities GP II, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING OPPORTUNITIES GENERAL PARTNER II, L.P.

By:	Greenspring Opportunities GP II, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

CUSIP No. 89685A102	13G	Page 22 of 23 Pages

GREENSPRING OPPORTUNITIES GENERAL PARTNER II-A, L.P.

By:	Greenspring Opportunities GP II, LLC
General Partner

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING OPPORTUNITIES GP II, LLC

By:         Greenspring Associates, Inc.
Managing Member

By:                              *
Eric Thompson
Chief Financial Officer

GREENSPRING ASSOCIATES, INC.

By:                              *
Eric Thompson
Chief Financial Officer

                             *
C. Ashton Newhall

                             *
James Lim

*By:        /s/ Eric Thompson
Eric Thompson
As attorney-in-fact

This Agreement was executed by Eric Thompson on behalf of C. Ashton Newhall and James Lim pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

CUSIP No. 89685A102	13G	Page 23 of 23 Pages

EXHIBIT 2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Eric Thompson his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer, member or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Financial Industry Regulatory Authority, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 2nd day of May, 2014.

/s/ C. Ashton Newhall
C. Ashton Newhall

/s/ James Lim
James Lim